The E-Valuator 485BPOS

Exhibit 99.(h)(37)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 30, 2020, relating to the financial statements and financial highlights of The E-Valuator Very Conservative (0%-15%) RMS Fund, The E-Valuator Conservative (15%-30%) RMS Fund, The E-Valuator Conservative/Moderate (30%-50%) RMS Fund, The E- Valuator Moderate (50%-70%) RMS Fund, The E-Valuator Growth (70%-85%) RMS Fund and The E-Valuator Aggressive Growth (85%-99%) RMS Fund, each a series of World Funds Trust, for the year ended September 30, 2020, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Information” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

January 28, 2021